UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2010

OVERSEAS SHIPHOLDING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6479-1	13-2637623
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Third Avenue, New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 953-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On March 24, 2010, Overseas Shipholding Group, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for its underwritten public offering of $300,000,000 aggregate principal amount of 8⅛% Senior Notes due 2018 (the “Notes”). The offer and sale of the Notes is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-165592) filed with the SEC on March 22, 2010. The Company intends to use the net proceeds from the offering to reduce outstanding indebtedness under its unsecured revolving credit facility.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties. The Company expects the transaction to close on or about March 29, 2010.

Certain of the Underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the Underwriters are lenders under the Company’s unsecured revolving credit facility. Morgan Stanley & Co. Incorporated is serving as qualified independent underwriter with respect to the offering and sale of the Notes.

The description of the Underwriting Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the Underwriting Agreement. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits

1.1
Underwriting Agreement, dated as of March 24, 2010, among Overseas Shipholding Group, Inc. and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC. (Registrant) By: /s/James I. Edelson Name: James I. Edelson Title: Senior Vice President, General Counsel and Secretary

Date:   March 26, 2010